SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

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eBay Inc.
(Name of Registrant as Specified In Its Charter)

CARL C. ICAHN
ICAHN PARTNERS LP
ICAHN PARTNERS MASTER FUND LP
ICAHN ENTERPRISES G.P. INC.
ICAHN ENTERPRISES HOLDINGS L.P.
IPH GP LLC
ICAHN CAPITAL L.P.
ICAHN ONSHORE LP
ICAHN OFFSHORE LP
BECKTON CORP.
HIGH RIVER LIMITED PARTNERSHIP
HOPPER INVESTMENTS LLC
BARBERRY CORP.
DANIEL NINIVAGGI
JONATHAN CHRISTODORO
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 3, 2014, Carl C. Icahn issued the attached open letter to shareholders of eBay Inc. and also sent the following Tweet relating to eBay under the Twitter handle @Carl_C_Icahn (https://twitter.com/Carl_C_Icahn):

“Read our latest letter to $EBAY shareholders at www.shareholderssquaretable.com     #notworldclass     #spinpaypalnow”

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF EBAY INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF EBAY INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 2014 (THE “SCHEDULE 14A”). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN EBAY INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF EBAY INC. AS DISCLOSED IN THE SCHEDULE 14A.

FOR IMMEDIATE RELEASE

CARL ICAHN ON EBAY: “SO MUCH FOR HONEST, ACCURATE DEBATE”

New York, New York, March 3, 2014 – Today Carl C. Icahn released the following open letter to stockholders of eBay Inc.

Despite having just days ago professed a desire for “honest, accurate debate” on the issues, eBay declined CNBC’s offer to participate in a televised discussion with me. Then last Thursday eBay director Marc Andreessen attempted to defend his business practices to the Wall Street Journal but refused to directly address our assertions regarding his conflicts of interest. I think I am beginning to see a pattern here.

I have a message for eBay’s board: You may be able to duck and weave when it comes to the media, but in a few short weeks you will have no choice but to face your stockholders at the annual meeting. We all deserve to know the truth about what really happened with Skype.

THESE ARE THE FACTS AND WE BELIEVE THEY ARE INDISPUTABLE –

•	eBay completed its acquisition of Skype in October 2005 for approximately $2.5 billion, plus potential performance-based consideration;1

•	eBay announced in April 2009 that it was planning to separate Skype from the company, beginning with an IPO that was intended to be completed in the first half of 2010;2

•	That IPO never happened;3

•
eBay instead announced in September 2009 that it had agreed to sell a controlling interest in Skype for only $1.9 billion in cash and a $125 million note (less than eBay paid to acquire Skype) to an investor group that included eBay director Marc Andreessen’s venture capital firm;4

•
Commenting at the time on this sale announcement, prominent technology writer Om Malik stated: “If you’re an eBay shareholder, it’s time for you to get mad about the sheer incompetency of the management. First they paid top dollar for Skype back in 2005, making billionaires out of Niklas Zennstrom and Janus Friis. And, now instead of waiting for an opportune time to go public, eBay management is selling low, at a time when the only buyers are bargain hunters.”5

•
Microsoft announced in May 2011 that it had reached an agreement with eBay director Marc Andreessen’s investor group to acquire Skype for $8.5 billion in cash (a deal that would result in Mr. Andreessen’s venture capital firm tripling its money after only 18 months);6

•
On the same day that the Microsoft deal was announced, eBay director Marc Andreessen boasted about this windfall (which we believe should have instead accrued to the benefit of eBay stockholders), stating: “This is one of the best-performing buyout deals of all time. To get this kind of return on a buyout deal in such short time is really rare.” 7

•
In the same interview, Mr. Andreessen made the following admission (which we believe strongly suggests that he knew at the time that his investor group bought a controlling interest in Skype from eBay, at what turned out to be a bargain price, that Microsoft was also interested in buying Skype): “One reason we were enthusiastic about buying Skype was that even though we thought it would be a tremendous standalone business, we also knew that for Microsoft and a number of other companies Skype would be an obvious thing to buy. We knew we’d always have the fall-back of selling to strategic buyers.” 8

•
eBay stated in February 2014, in response to our criticisms, that “the company explored all options for divesting Skype, including an IPO and sale to a strategic buyer” and that the sale of a controlling stake in Skype to director Marc Andreessen’s investor group was “the option that offered the highest return at the time”;9

•
eBay director Marc Andreessen conducted an interview with the Wall Street Journal in February 2014 in an attempt to defend his business practices. He refused to specifically address our assertion that, if he knew Microsoft was waiting in the wings to buy Skype (which we believe his boastful quote above strongly suggests), he had a duty under Delaware law to so inform eBay’s board instead of usurping that corporate opportunity for his investor group: “Mr. Icahn also asserted that it was Mr. Andreessen's fiduciary duty to eBay CEO Donahoe to disclose the potential interest in a multibillion dollar Skype purchase by a strategic player. While Mr. Andreessen declined to respond to that accusation, he pointed out that investors who have a stake on two sides of a deal also have confidentiality agreements to two parties.” 10

THESE ARE THE QUESTIONS WHICH WE BELIEVE ARE RAISED BY THE ABOVE FACTS –

•	What did eBay’s directors know about Microsoft’s interest in Skype and when did they know it?

•
Did eBay director Marc Andreessen know at the time that his investor group was purchasing a controlling interest in Skype from eBay that Microsoft was interested in buying Skype (as we believe is strongly suggested by his quote above)?

•	If so, did he share that information with eBay’s board of directors?

•
In light of the massively higher price that Microsoft was willing to pay for Skype as compared to the price at which eBay sold a controlling interest to director Marc Andreessen’s investor group, is it really possible that “all options” were sufficiently explored?

•
Did eBay director Marc Andreessen enter into a confidentiality agreement that prevented him from sharing with eBay’s board of directors information about Microsoft’s interest in purchasing Skype (as we believe is strongly suggested by his above quote)?

•
Is eBay director Marc Andreessen so clueless about corporate governance and the duties that directors owe to corporations under Delaware law that he truly believes that entering into a confidentiality agreement with a third party which apparently limited his ability to share vital information with eBay’s board of directors is acceptable or an excuse for his actions?

•
Does eBay director Marc Andreessen understand that if he entered into a confidentiality agreement with a third party that prevented him from fully discharging the duties he owed to eBay – that the mere act of entering into such an agreement may have been a breach of duty in and of itself (wholly apart from the usurpation of corporate opportunity that appears to have taken place here)?

•	Who is to blame for this epic blunder?

•	Is it possible to recover for eBay stockholders all or a portion of Skype’s upside that was transferred to director Marc Andreessen’s investor group at the expense of eBay stockholders?

We believe eBay and director Marc Andreessen have thus far refused to adequately clarify the public record. Therefore, we are in the process of demanding an inspection of eBay’s relevant books and records pursuant to our right as stockholders under Delaware law. We will attempt through our examination of these books and records to answer the above questions for ALL stockholders of eBay.

In my opinion, Mr. Andreessen’s conflicts are clear and insurmountable. However, Mr. Andreessen attempted to defend himself, telling the Wall Street Journal that “he recuses himself from boardroom discussions that could involve companies his firm is backing.”11 Seriously? Mr. Andreessen expects eBay stockholders to be comforted by the fact that he self-polices himself? Excuse me if I do not find that nearly sufficient – especially in light of the Skype fiasco. As Jon Shazar at Dealbreaker eloquently noted when commenting on the Wall Street Journal interview:

Carl Icahn thinks that eBay should spin off PayPal, and to prove it, he said a couple of eBay’s more prominent directors have more conflicts of interest than he has years. What he didn’t know is that one of them, Netscape founder and Silicon Valley legend Marc Andreessen, has a fool-proof system for avoiding such delicate situations: Whenever one of the seven boards of directors on which he serves starts talking about an area in which he has an interest—presumably all of them—he just closes his eyes and puts his headphones on and, presto, no conflict of interest.12

While that bit of hyperbole is no doubt funny, this is no laughing matter – especially when not only billions of dollars of stockholders’ money, but also the future long-term path of our company, hang in the balance.

In closing, I will leave you with another quote from the Wall Street Journal interview:

Charles Elson, director of the John L. Weinberg Center for Corporate Governance at the University of Delaware, said a director withdrawing from conversations may not be adequate to eliminate conflicts in some instances. "Recusal sounds great legally," Mr. Elson said. "It's pretty tough practically." 13

We strongly believe that eBay management and the board should know better than to allow this to continue for one moment longer. Stockholders, please stay tuned. We are looking forward to sharing with you our business rationale for separating PayPal from eBay. Thank you for your continued support.

Sincerely,

Carl C. Icahn

Follow me on twitter: @Carl_C_Icahn

#notworldclass                                           #spinpaypalnow

Contact: Susan Gordon: (212) 702-4309

THIS LETTER INCLUDES INFORMATION BASED ON DATA FOUND IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INDEPENDENT INDUSTRY PUBLICATIONS AND OTHER SOURCES. ALTHOUGH WE BELIEVE THAT THE DATA IS RELIABLE, WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS PRESENTATION. MANY OF THE STATEMENTS IN THIS PRESENTATION REFLECT OUR SUBJECTIVE BELIEF.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF EBAY INC. WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF EBAY INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 2014 (THE “SCHEDULE 14A”). EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN EBAY INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF EBAY INC. AS DISCLOSED IN THE SCHEDULE 14A.

1 http://investor.ebay.com/releasedetail.cfm?releaseid=176402

2 http://blog.ebay.com/breaking-ebay-inc-announces-plan-for-2010-ipo-of-skype/

3 http://www.sec.gov/Archives/edgar/data/1498209/000119312511146593/drw.htm

4 http://blog.ebay.com/ebay-to-sell-skype-deal-puts-skype-value-at-2-75-billion/

5 Om Malik, Skype Sale Nears: Why eBay Shareholders Should Be Mad, Gigaom.com, September 1, 2009. Available at: http://gigaom.com/2009/09/01/ebay-skype-sale/

6 https://www.microsoft.com/en-us/news/press/2011/may11/05-10corpnewspr.aspx

7 Dan Lyons, Microsoft Buys Skype: Marc Andreessen on the Sale, The Daily Beast, May 10, 2011. Available at: http://www.thedailybeast.com/articles/2011/05/10/microsoft-buys-skype-marc-andreessen-on-the-sale.html

8 Dan Lyons, Microsoft Buys Skype: Marc Andreessen on the Sale, The Daily Beast, May 10, 2011. Available at: http://www.thedailybeast.com/articles/2011/05/10/microsoft-buys-skype-marc-andreessen-on-the-sale.html

9 http://blog.ebay.com/ebay-inc-responds-to-carl-icahns-feb-24-open-letter-to-stockholders/ [emphasis added]

10 See Douglas MacMillan and Evelyn M. Rusli, Andreessen Offers Defense in Wake of Icahn's eBay Criticism, The Wall Street Journal, February 27, 2014 [emphasis added].

11 See Douglas MacMillan and Evelyn M. Rusli, Andreessen Offers Defense in Wake of Icahn's eBay Criticism, The Wall Street Journal, February 27, 2014.

12 See Jon Shazar, Carl Icahn Knows Less About Corporate Governance Than He Does About Technology, Carl Icahn Target Says, Dealbreaker.com, February 27, 2014.

13 See Douglas MacMillan and Evelyn M. Rusli, Andreessen Offers Defense in Wake of Icahn's eBay Criticism, The Wall Street Journal, February 27, 2014.